Pacific Sands (OTCBB: PFSD) Completes Purchase of Natural Choices Home Safe Products LLC

Racine, WI - Pacific Sands, Inc.(OTCBB: PFSD), manufacturer of the 'low-chem' ecoone lines of water treatment and cleaning solutions, announced today that the company has completed its acquisition of Natural Choices Home Safe Products LLC (“Natural Choices”).

On February 8, 2008, Pacific Sands and Natural Choices commenced joint operations.

“Natural Choices was the perfect acquisition candidate for Pacific Sands,” commented Pacific Sands President and CEO Michael Wynhoff. “The over 100 SKUs of the Natural Choices, Allergy Free and Oxy-Boost lines, combined with more than 25 Private Label and Custom formulation lines opens a nearly limitless stream of new sales opportunities for us in the rapidly expanding environment and health conscious marketplace. Additionally, by applying our in-house marketing and sales resources to Natural Choices existing sales channels, I firmly believe that we will be able to grow the combined companies at a substantially faster rate than the two companies were able to grow independently of each other.”

The final purchase price for the assets of Natural Choices was $890,000 (approximately 1.5 times trailing annual sales), of which the company has paid $100,000 in the form of one million shares of restricted common stock and $60,000 in cash. The balance is due on a payment schedule of cash and stock through 2010. Management anticipates that future cash payouts for the purchase of Natural Choices will be made primarily by the profits from the combined companies.

Other Highlights and Expected Benefits of the Natural Choices Purchase:
- Substantial increase of overall sales
- Consistent cash flow
- Balance sheet improvements with increased assets
- 3,000 + new customers
- Combined new sales channels for ecoone and Natural Choices product lines
- Reduced overhead costs and increased profitability of combined companies
- Private Label, Custom Formulation and Consulting businesses
- Access to 'big box' sales channels through existing private label business
- Two highly qualified, experienced and environmentally conscious chemists on staff
- Streamlining of Natural Choices manufacturing, marketing and sales operations

For Interviews and additional media information about Pacific Sands and Natural Choices, contact the company at 262-619-3261.

About Pacific Sands
Pacific Sands, Inc., promoting earth, health, pet and kid-friendly chemistry solutions, is publicly traded on the NASDAQ OTCBB. The company's core ecoone® pool, spa and household cleaning product lines  deliver earth, health and kid-safer alternatives. More information is available at www.pacificsands.biz, www.oxyboost.com and our newly created e-commerce site: www.ecoONE.biz.

Safe Harbor Act Disclaimer
The statements contained in this release and statements that the company may make orally in connection with this release that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected in the forward-looking statements, since these forward-looking statements involve risks and uncertainties that could significantly and adversely impact the company's business. Therefore, actual outcomes and results may differ materially from those made in forward-looking statements.

Company Contact:
Pacific Sands
262-619-3261